Exhibit 99.1

Item 6.	Selected Financial Data

The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our Consolidated Financial Statements and Notes thereto, and other financial information included elsewhere in this Annual Report on Form 10-K. The selected consolidated financial data below reflects the retrospective voluntary change to our accounting policy for sales commissions related to new cloud (hosting) contracts with customers, from recording an expense when incurred to deferral and amortization of the sales commission in proportion to the revenue recognized over the term of the contract. Historical results are not necessarily indicative of results that may be expected for future periods.

	Year ended June 30,
	2012	2011	2010	2009	2008
	(in thousands, except per share information)
Revenue:
License	$11,067	$17,371	$7,389	$8,613	$6,570
Recurring	23,594	20,040	16,617	15,382	15,330
Professional services	8,703	6,654	5,871	9,224	8,207

Total revenue	43,364	44,065	29,877	33,219	30,107
Cost of license	(39)	34	168	263	80
Cost of recurring	5,363	5,273	4,492	4,371	4,395
Cost of professional services	8,112	5,609	5,048	6,112	7,161

Total cost of revenue	13,436	10,916	9,708	10,746	11,636

Gross profit	29,928	33,149	20,169	22,473	18,471

Operating expenses:
Research and development	6,132	5,551	5,510	5,481	5,098
Sales and marketing	20,086	14,071	10,184	10,281	11,331
General and administrative	5,743	3,974	3,211	3,271	4,240

Total operating expenses	31,961	23,596	18,905	19,033	20,669

Income / (loss) from operations	(2,033)	9,553	1,264	3,440	(2,198)
Interest expense, net	(722)	(1,230)	(1,123)	(1,435)	(1,659)
Other income / (expense)	(677)	245	(67)	230	332

Income / (loss) before income tax	(3,432)	8,568	74	2,235	(3,525)
Income tax benefit / (expense), net	(390)	(196)	(159)	129	(206)

Net income / (loss)	$(3,822)	$8,372	$(85)	$2,364	$(3,731)

Per share information:
Basic net income / (loss) per common share	$(0.16)	$0.37	$(0.00)	$0.11	$(0.24)

Diluted net income / (loss) per common share	$(0.16)	$0.34	$(0.00)	$0.11	$(0.24)

Weighted average shares used in computing basic net income / (loss) per common share	24,329	22,709	22,180	20,611	15,330

Weighted average shares used in computing diluted net income / (loss) per common share	24,329	24,289	22,180	20,612	15,330

Below is a summary of stock-based compensation included in the costs and expenses above:

Cost of professional services and recurring revenue	$77	$32	$35	$29	$41
Research and development	$180	$52	$78	$46	$57
Sales and marketing	$274	$46	$49	$25	$67
General and administrative	$325	$88	$82	$141	$153

	June 30,
	2012	2011	2010	2009	2008
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments (including restricted cash)	$10,946	$13,096	$5,733	$7,511	$3,790
Working capital	$2,860	$4,251	$(490)	$(1,426)	$(2,310)
Total assets	$27,943	$28,727	$15,958	$19,236	$14,330
Deferred revenue	$8,083	$5,824	$5,103	$5,531	$5,164
Long-term debt	$7,230	$3,333	$8,752	$7,999	$16,553

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